invitation homes™

Atlanta

Carolinas

Phoenix

EARNINGS RELEASE
AND
SUPPLEMENTAL INFORMATION

Seattle

Denver

Orlando

FIRST QUARTER 2021

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 1

Earnings Press Release

Invitation Homes Reports First Quarter 2021 Results
Dallas, TX, April 28, 2021 — Invitation Homes Inc. (NYSE: INVH) ("Invitation Homes" or the "Company"), the nation's premier single-family home leasing company, today announced its Q1 2021 financial and operating results.

First Quarter 2021 Highlights
•Year over year, total revenues increased 5.7% to $475 million, property operating and maintenance costs increased 0.9% to $168 million, net income available to common stockholders increased 14.9% to $57 million, and net income per diluted common share increased 9.8% to $0.10.
•Year over year, Core FFO per share increased 4.5% to $0.36, and AFFO per share increased 6.8% to $0.31.
•Same Store NOI grew 4.4% year over year on 2.2% Same Store Core revenue growth and a 2.2% decrease in Same Store Core operating expenses.
•Same Store average occupancy was 98.4%, up 170 basis points year over year.
•Same Store new lease rent growth of 7.9% and Same Store renewal rent growth of 4.4% drove Same Store blended rent growth of 5.4%, up 200 basis points year over year.
•Revenue collections were approximately 98% of the Company's historical average collection rate.
•Acquisitions totaled 696 homes for $233 million in Q1 2021. The Company also sold 265 homes for $81 million in Q1 2021.
•Subsequent to quarter end and as previously announced, the Company received investment grade ratings from Fitch Ratings, Inc. ("Fitch"), Standard & Poor's Rating Services ("S&P"), and Moody's Investor Services ("Moody's"). The Company was assigned ratings of 'BBB' with a Stable outlook from Fitch, 'BBB-' with a Stable outlook from S&P, and 'Baa3' with a Stable outlook from Moody's.

President & Chief Executive Officer Dallas Tanner comments:
"We are pleased to report a strong start to 2021 as we continue to see tremendous demand in our markets, evidenced by record high occupancy, retention rate and resident satisfaction scores, as well as accelerating blended rent growth. We believe these results also reflect the extraordinary service of our teams to provide high-quality homes and Genuine Care while prioritizing the health and safety of our residents. In these efforts, we're so proud to continue living out our mission statement, 'Together with you, we make a house a home,' and supporting the well-being of all of our stakeholders.

"Looking ahead, we continue to see multiple avenues through which we can drive growth and enhance risk-adjusted returns. We believe we are well-positioned as we start peak leasing season to capture strong market rent growth, while at the same time expanding our suite of value-add ancillary services for residents. We also remain focused on acquiring homes in a disciplined manner with respect to location, quality, and price, and we continue to see a path toward acquiring over $1 billion in homes this year.

"In consideration of our execution to date and the anticipated earn-in benefits of stronger leasing activity during the first quarter, we are increasing the midpoint of our full year 2021 Same Store NOI growth guidance by 75 basis points to 4.25%. In addition, we expect meaningful interest expense savings as a result of our recently-announced investment grade rating. As such, we are increasing the midpoint of our full year 2021 Core FFO and AFFO per share guidance by $0.03 to $1.38 and $1.17, respectively."

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 2

Financial Results

Net Income, FFO, Core FFO, and AFFO Per Share — Diluted

	Q1 2021	Q1 2020
Net income (1)	$0.10	$0.09
FFO (1)	0.32	0.31
Core FFO (2)	0.36	0.34
AFFO (2)	0.31	0.29

(1)In accordance with GAAP and Nareit guidelines, net income per share and FFO per share are calculated as if the 3.5% Convertible Notes due January 15, 2022 (the "2022 Convertible Notes") were converted to common shares at the beginning of each relevant period in 2020 and 2021, unless such treatment is anti-dilutive to net income per share or FFO per share. See "Reconciliation of FFO, Core FFO, and AFFO," footnote (1), for more detail on the treatment of convertible notes in each specific period presented in the table.
(2)Core FFO and AFFO per share reflect the 2022 Convertible Notes in the form in which they were outstanding during each period. See "Reconciliation of FFO, Core FFO, and AFFO," footnote (2), for more detail on the treatment of convertible notes in each specific period presented in the table.

Net Income
Net income per share in the first quarter of 2021 was $0.10, compared to net income per share of $0.09 in the first quarter of 2020. Total revenues and total property operating and maintenance expenses in the first quarter of 2021 were $475 million and $168 million, respectively, compared to $450 million and $167 million, respectively, in the first quarter of 2020.

Core FFO
Year over year, Core FFO per share in the first quarter of 2021 increased 4.5% to $0.36, primarily due to growth in Same Store NOI.

AFFO
Year over year, AFFO per share in the first quarter of 2021 increased 6.8% to $0.31, primarily due to the increase in Core FFO per share described above and lower recurring capital expenditures.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 3

Operating Results

Same Store Operating Results Snapshot

Number of homes in Same Store portfolio:	72,926

	Q1 2021	Q1 2020
Core revenue growth (year-over-year)	2.2%
Core operating expense growth (year-over-year)	(2.2)%
NOI growth (year-over-year)	4.4%

Average occupancy	98.4%	96.7%
Bad debt % of gross rental revenues (1)	2.3%	0.4%
Turnover rate	5.3%	6.3%

Rental rate growth (lease-over-lease):
Renewals	4.4%	4.2%
New leases	7.9%	1.8%
Blended	5.4%	3.4%

(1)Invitation Homes reserves residents' accounts receivables balances that are aged greater than 30 days as bad debt, under the rationale that a resident's security deposit should cover approximately the first 30 days of receivables. For all resident receivables balances aged greater than 30 days, the amount reserved as bad debt is 100% of outstanding receivables from the resident, less the amount of the resident's security deposit on hand. For the purpose of determining age of receivables, charges are considered to be due based on the terms of the original lease, not based on a payment plan if one is in place. All rental revenues and other property income, in both total portfolio and Same Store portfolio presentations, are reflected net of bad debt.

Revenue Collections Update

	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Pre-COVID Average (2)
Revenues collected % of revenues due: (1)
Revenues collected in same month billed	91%	91%	92%	92%	96%
Late collections of prior month billings	6%	5%	5%	4%	3%
Total collections	97%	96%	97%	96%	99%

(1)Includes both rental revenues and other property income. Rent is considered to be due based on the terms of the original lease, not based on a payment plan if one is in place. Security deposits retained to offset rents due are not included as revenue collected. See "Same Store Operating Results Snapshot," footnote (1), for detail on the Company's bad debt policy.
(2)Represents the period from October 2019 to March 2020.

Same Store NOI
For the Same Store portfolio of 72,926 homes, first quarter 2021 Same Store NOI increased 4.4% year over year on Same Store Core revenue growth of 2.2% and a 2.2% decrease in Same Store Core operating expenses.

Same Store Core Revenues
First quarter 2021 Same Store Core revenue growth of 2.2% year over year was driven by a 3.5% increase in average monthly rent and a 170 basis point increase in average occupancy to 98.4%. As a result of the increases in average monthly rent and average occupancy, Same Store rental revenues increased 5.3% year over year on a gross basis before bad debt. With respect to Same Store Core revenue growth, two factors related to COVID-19 partially offset the favorable increases in average rent and average occupancy: 1) an increase in bad debt from 0.4% of gross rental revenues in Q1 2020 to 2.3% of gross rental revenues in Q1 2021, which was a 198 basis point drag on Same Store Core revenue growth, all else equal; and 2) a 27.0% decrease in
Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 4

Other property income, net of resident recoveries, which was a 94 basis point drag on Same Store Core revenue growth, all else equal, due primarily to non-enforcement and non-collection of late fees in certain markets in the quarter.

Same Store Core Operating Expenses
First quarter 2021 Same Store Core operating expenses decreased 2.2% year over year, driven by a 10.9% decline in Same Store controllable expenses, net of resident recoveries, partially offset by a 3.4% increase in Property taxes.
Investment Management Activity
First quarter 2021 acquisitions totaled 696 homes for $233 million through multiple acquisition channels. This included 401 wholly owned acquisitions for $138 million, and 295 homes for $95 million through the Company's unconsolidated joint venture with Rockpoint Group (the "Rockpoint JV"). Invitation Homes owns 20% of the Rockpoint JV, which owned a total of 435 homes as of March 31, 2021.

Dispositions in the first quarter of 2021 totaled 248 wholly owned homes for gross proceeds of $75 million, and 17 homes for gross proceeds of $6 million through the Company's unconsolidated joint venture with Federal National Mortgage Association (the "FNMA JV").

Balance Sheet and Capital Markets Activity
As of March 31, 2021, the Company had $1,187 million in available liquidity through a combination of unrestricted cash and undrawn capacity on its revolving credit facility. The Company's total indebtedness as of March 31, 2021 was $8,070 million, consisting of $5,225 million of secured debt and $2,845 million of unsecured debt.

The Company has no debt reaching final maturity until December 2024, with the exception of $345 million of convertible notes maturing in January 2022. Net debt / TTM Adjusted EBITDAre as of March 31, 2021 was 7.1x, down from 7.3x as of December 31, 2020.

Subsequent to quarter end and as previously announced, the Company received investment grade ratings from Fitch, S&P and Moody's. The Company was assigned ratings of 'BBB' with a Stable outlook from Fitch, 'BBB-' with a Stable outlook from S&P, and 'Baa3' with a Stable outlook from Moody’s. As a result of these ratings, the Company realized an immediate interest rate spread benefit of 55 basis points on its $2.5 billion unsecured term loan, or approximately $14 million on an annualized run rate basis. In addition, the interest rate spread applicable to draws on the Company’s revolving credit facility improved by 70 basis points.

Dividend
As previously announced on April 23, 2021, the Company's Board of Directors declared a quarterly cash dividend of $0.17 per share of common stock. The dividend will be paid on or before May 28, 2021 to stockholders of record as of the close of business on May 11, 2021.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 5

FY 2021 Guidance Update

Revised FY 2021 Guidance
	Revised	Previous
	FY 2021	FY 2021
	Guidance	Guidance
Core FFO per share — diluted	$1.34 - $1.42	$1.30 - $1.40
AFFO per share — diluted	$1.13 - $1.21	$1.09 - $1.19

Same Store Core revenue growth	3.75% - 4.75%	3.5% - 4.5%
Same Store Core operating expense growth	3.75% - 4.75%	4.5% - 5.5%
Same Store NOI growth	3.75% - 4.75%	3.0% - 4.0%

Note: The Company does not provide guidance for the most comparable GAAP financial measures of net income (loss), total revenues, and property operating and maintenance expense, or a reconciliation of the forward-looking non-GAAP financial measures of Core FFO per share, AFFO per share, Same Store Core revenue growth, Same Store Core operating expense growth, and Same Store NOI growth to the comparable GAAP financial measures because it is unable to reasonably predict certain items contained in the GAAP measures, including non-recurring and infrequent items that are not indicative of the Company's ongoing operations. Such items include, but are not limited to, impairment on depreciated real estate assets, net (gain)/loss on sale of previously depreciated real estate assets, share-based compensation, casualty loss, non-Same Store revenues, and non-Same Store operating expenses. These items are uncertain, depend on various factors, and could have a material impact on our GAAP results for the guidance period.

Earnings Conference Call Information
Invitation Homes has scheduled a conference call at 11:00 a.m. Eastern Time on April 29, 2021 to discuss results for the first quarter of 2021. The domestic dial-in number is 1-888-317-6003, and the international dial-in number is 1-412-317-6061. The passcode is 7778021. An audio webcast may be accessed at www.invh.com. A replay of the call will be available through May 29, 2021 and can be accessed by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using the replay passcode 10153624, or by using the link at www.invh.com.

Supplemental Information
The full text of the Earnings Release and Supplemental Information referenced in this release are available on Invitation Homes' Investor Relations website at www.invh.com.

Glossary & Reconciliations of Non-GAAP Financial and Other Operating Measures
Financial and operating measures found in the Earnings Release and Supplemental Information include certain measures used by Invitation Homes management that are measures not defined under accounting principles generally accepted in the United States ("GAAP"). These measures are defined herein and, as applicable, reconciled to the most comparable GAAP measures.

About Invitation Homes
Invitation Homes is the nation's premier single-family home leasing company, meeting changing lifestyle demands by providing access to high-quality, updated homes with valued features such as close proximity to jobs and access to good schools. The company's mission, "Together with you, we make a house a home," reflects its commitment to providing homes where individuals and families can thrive and high-touch service that continuously enhances residents' living experiences.

Investor Relations Contact
Scott McLaughlin
Phone: 844.456.INVH (4684)
Email: IR@InvitationHomes.com

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 6

Media Relations Contact
Kristi DesJarlais
Phone: 972.421.3587
Email: Media@InvitationHomes.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which include, but are not limited to, statements related to the Company's expectations regarding the performance of the Company's business, its financial results, its liquidity and capital resources, and other non-historical statements. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including, among others, risks inherent to the single-family rental industry and the Company's business model, macroeconomic factors beyond the Company's control, competition in identifying and acquiring properties, competition in the leasing market for quality residents, increasing property taxes, homeowners’ association (“HOA”) and insurance costs, the Company's dependence on third parties for key services, risks related to the evaluation of properties, poor resident selection and defaults and non-renewals by the Company's residents, performance of the Company's information technology systems, risks related to the Company's indebtedness, and risks related to the potential negative impact of the ongoing COVID-19 pandemic on the Company’s financial condition, results of operations, cash flows, business, associates, and residents. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Moreover, many of these factors have been heightened as a result of the ongoing and numerous adverse impacts of COVID-19. The Company believes these factors include, but are not limited to, those described under Part I. Item 1A. “Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Securities and Exchange Commission (the "SEC"), as such factors may be updated from time to time in the Company's periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company's other periodic filings. The forward-looking statements speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except to the extent otherwise required by law.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 7

Consolidated Balance Sheets
($ in thousands, except shares and per share data)

	March 31, 2021	December 31, 2020
	(unaudited)
Assets:
Investments in single-family residential properties, net	$16,285,049	$16,288,693
Cash and cash equivalents	187,310	213,422
Restricted cash	223,511	198,346
Goodwill	258,207	258,207
Investments in unconsolidated joint ventures	73,849	69,267
Other assets, net	462,493	478,287
Total assets	$17,490,419	$17,506,222

Liabilities:
Mortgage loans, net	$4,808,085	$4,820,098
Secured term loan, net	401,149	401,095
Term loan facility, net	2,472,718	2,470,907
Revolving facility	—	—
Convertible senior notes, net	340,730	339,404
Accounts payable and accrued expenses	180,423	149,299
Resident security deposits	160,205	157,936
Other liabilities	494,749	611,410
Total liabilities	8,858,059	8,950,149

Equity:
Stockholders' equity
Preferred stock, $0.01 par value per share, 900,000,000 shares authorized, none outstanding as of March 31, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value per share, 9,000,000,000 shares authorized, 567,650,434 and 567,117,666 outstanding as of March 31, 2021 and December 31, 2020, respectively	5,677	5,671
Additional paid-in capital	9,705,122	9,707,258
Accumulated deficit	(700,728)	(661,162)
Accumulated other comprehensive loss	(429,958)	(546,942)
Total stockholders' equity	8,580,113	8,504,825
Non-controlling interests	52,247	51,248
Total equity	8,632,360	8,556,073
Total liabilities and equity	$17,490,419	$17,506,222

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 8

Consolidated Statements of Operations
($ in thousands, except shares and per share amounts)

	Q1 2021	Q1 2020
	(unaudited)	(unaudited)
Revenues:
Rental revenues	$438,133	$414,466
Other property income	36,321	35,323
Joint venture management fees	771	—
Total revenues	475,225	449,789

Expenses:
Property operating and maintenance	168,373	166,916
Property management expense	15,842	14,372
General and administrative	16,950	14,228
Interest expense	83,406	84,757
Depreciation and amortization	144,501	135,027
Impairment and other	356	3,127
Total expenses	429,428	418,427

Unrealized gains (losses) on investments in equity securities	(3,140)	34
Other, net	230	3,680
Gain on sale of property, net of tax	14,484	15,200
Income from investments in unconsolidated joint ventures	351	—

Net income	57,722	50,276
Net income attributable to non-controlling interests	(355)	(320)

Net income attributable to common stockholders	57,367	49,956
Net income available to participating securities	(95)	(102)

Net income available to common stockholders — basic and diluted	$57,272	$49,854

Weighted average common shares outstanding — basic	567,375,502	542,549,512
Weighted average common shares outstanding — diluted	568,826,104	543,904,420

Net income per common share — basic	$0.10	$0.09
Net income per common share — diluted	$0.10	$0.09

Dividends declared per common share	$0.17	$0.15

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 9

Supplemental Schedule 1

Reconciliation of FFO, Core FFO, and AFFO
($ in thousands, except shares and per share amounts) (unaudited)

FFO Reconciliation	Q1 2021	Q1 2020
Net income available to common stockholders	$57,272	$49,854
Net income available to participating securities	95	102
Non-controlling interests	355	320
Depreciation and amortization on real estate assets	142,784	133,914
Impairment on depreciated real estate investments	431	2,471
Net gain on sale of previously depreciated investments in real estate	(14,484)	(15,200)
Depreciation and net gain on sale of investments in unconsolidated joint ventures	(232)	—
FFO	$186,221	$171,461

Core FFO Reconciliation	Q1 2021	Q1 2020
FFO	$186,221	$171,461
Non-cash interest expense, including our share from unconsolidated joint ventures	8,618	10,391
Share-based compensation expense	5,814	4,101
Severance expense	114	—
Unrealized (gains) losses on investments in equity securities	3,140	(34)
Casualty (gains) losses, net	(75)	656
Core FFO	$203,832	$186,575

AFFO Reconciliation	Q1 2021	Q1 2020
Core FFO	$203,832	$186,575
Recurring capital expenditures, including our share from unconsolidated joint ventures	(24,475)	(25,988)
Adjusted FFO	$179,357	$160,587

Net income available to common stockholders
Weighted average common shares outstanding — diluted (1)	568,826,104	543,904,420

Net income per common share — diluted (1)	$0.10	$0.09

FFO
Numerator for FFO per common share — diluted(1)	$190,565	$175,740
Weighted average common shares and OP Units outstanding — diluted (1)	587,813,663	562,886,872

FFO per share — diluted (1)	$0.32	$0.31

Core FFO and Adjusted FFO
Weighted average common shares and OP Units outstanding — diluted (2)	572,667,335	547,786,429

Core FFO per share — diluted (2)	$0.36	$0.34
AFFO per share — diluted (2)	$0.31	$0.29

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 10

(1)In accordance with GAAP and Nareit guidelines, net income per share and FFO per share are calculated as if the 2022 Convertible Notes were converted to common shares at the beginning of each relevant period in 2020 and 2021, unless such treatment is anti-dilutive to net income per share or FFO per share.

In Q1 2021 and Q1 2020, treatment of the 2022 Convertible Notes as if converted would be anti-dilutive to net income per share and dilutive to FFO per share. As such, Q1 2021 and Q1 2020 net income per share do not treat the 2022 Convertible Notes as converted. Q1 2021 and Q1 2020 FFO per share treat the 2022 Convertible Notes as if converted, thereby adjusting FFO in the numerator to remove the interest expense associated with the 2022 Convertible Notes and adjusting shares outstanding in the denominator to include shares issuable on conversion of the 2022 Convertible Notes.

(2)Core FFO and AFFO per share reflect the 2022 Convertible Notes in the form in which they were outstanding during each period.

As such, Q1 2021 and Q1 2020 Core FFO and AFFO per share do not treat the 2022 Convertible Notes as if converted.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 11

Supplemental Schedule 2(a)

Diluted Shares Outstanding
(unaudited)

Weighted Average Amounts for Net Income (1)	Q1 2021	Q1 2020
Common shares — basic	567,375,502	542,549,512
Shares potentially issuable from vesting/conversion of equity-based awards	1,450,602	1,354,908
Total common shares — diluted	568,826,104	543,904,420

Weighted average amounts for FFO (1)	Q1 2021	Q1 2020
Common shares — basic	567,375,502	542,549,512
OP units — basic	3,463,285	3,463,285
Shares potentially issuable from vesting/conversion of equity-based awards	1,828,548	1,773,632
Shares issuable from Convertible Notes	15,146,328	15,100,443
Total common shares and units — diluted	587,813,663	562,886,872

Weighted average amounts for Core and AFFO (2)	Q1 2021	Q1 2020
Common shares — basic	567,375,502	542,549,512
OP units — basic	3,463,285	3,463,285
Shares potentially issuable from vesting/conversion of equity-based awards	1,828,548	1,773,632
Total common shares and units — diluted	572,667,335	547,786,429

Period end amounts for Core FFO, and AFFO	March 31, 2021
Common shares	567,650,434
OP units	3,463,285
Shares potentially issuable from vesting/conversion of equity-based awards	1,005,700
Total common shares and units — diluted	572,119,419

(1)In accordance with GAAP and Nareit guidelines, net income per share and FFO per share are calculated as if the 2022 Convertible Notes were converted to common shares at the beginning of each relevant period in 2020 and 2021, unless such treatment is anti-dilutive to net income per share or FFO per share. See "Supplemental Schedule 1," footnote (1), for more detail on the treatment of convertible notes in each specific period presented in the table.
(2)Core FFO and AFFO per share reflect the 2022 Convertible Notes in the form in which they were outstanding during each period. See "Supplemental Schedule 1," footnote (2), for more detail on the treatment of convertible notes in each specific period presented in the table.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 12

Supplemental Schedule 2(b)

Debt Structure and Leverage Ratios — March 31, 2021
($ in thousands) (unaudited)

Wtd Avg	Wtd Avg
Interest	Years
Debt Structure	Balance	% of Total	Rate (1)(2)	to Maturity (3)
Secured:
Fixed (4)	$1,400,439	17.4%	4.0%	7.3
Floating — swapped to fixed	3,270,000	40.4%	3.8%	4.2
Floating	554,324	6.9%	1.3%	4.2
Total secured	5,224,763	64.7%	3.6%	5.1

Unsecured:
Fixed (Convertible)	345,000	4.3%	3.5%	0.8
Floating — swapped to fixed	2,500,000	31.0%	3.9%	4.8
Floating	—	—%	—%	—
Total unsecured	2,845,000	35.3%	3.8%	4.4

Total Debt:
Fixed + floating swapped to fixed (4)	7,515,439	93.1%	3.9%	4.9
Floating	554,324	6.9%	1.3%	4.2
Total debt	8,069,763	100.0%	3.7%	4.8
Unamortized discounts on notes payable	(6,471)
Deferred financing costs, net	(40,610)
Total Debt per Balance Sheet	8,022,682
Retained and repurchased certificates	(246,798)
Cash, ex-security deposits and letters of credit (5)	(247,041)
Deferred financing costs, net	40,610
Unamortized discounts on notes payable	6,471
Net debt	$7,575,924

Leverage Ratios	March 31, 2021
Net debt / TTM Adjusted EBITDAre	7.1	x

Unsecured Facility Covenant Compliance (6)	March 31, 2021	Covenant Limit
Total leverage ratio	38.3%	60%	(maximum)
Secured leverage ratio	24.4%	45%	(maximum)
Unencumbered leverage ratio	24.8%	60%	(maximum)
Fixed charge coverage ratio	3.6x	1.5x	(minimum)
Unsecured interest coverage ratio	5.9x	1.75x	(minimum)

(1)Includes the impact of interest rate swaps in place and effective as of March 31, 2021.
(2)The Company received investment grade ratings from Fitch, Moody's, and S&P in April 2021, triggering an immediate reduction in the interest rate spread applicable to its unsecured facility. Pro forma this spread reduction, the weighted average interest rate on Unsecured Floating — swapped to fixed rate debt at March 31, 2021 would have been 3.3%, and the weighted average interest rate on Total debt would have been 3.5%.
(3)Assumes all extension options are exercised.
(4)For the purposes of this table, IH 2019-1, a twelve-year secured term loan reaching final maturity in 2031 that bears interest at a fixed rate for the first 11 years and a floating rate in the twelfth year, is reflected as fixed rate debt.
(5)Represents cash and cash equivalents and the portion of restricted cash that excludes security deposits and letters of credit.
Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 13

(6)Covenant calculations are specifically defined in the Company's Amended and Restated Revolving Credit and Term Loan Agreement, and summarized in the "Glossary and Reconciliations" section of this report. For the purpose of calculating property value in applicable covenant metrics, properties owned for at least one year are valued by dividing NOI by a 6% capitalization rate (the market standard for residential loans), and properties owned for less than one year are valued at either their gross book value or by dividing NOI by a 6% capitalization rate.
Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 14

Supplemental Schedule 2(c)

Debt Maturity Schedule — March 31, 2021
($ in thousands) (unaudited)
			Revolving
	Secured	Unsecured	Credit		% of
Debt Maturities, with Extensions (1)	Debt	Debt	Facility	Balance	Total
2021	$—	$—	$—	$—	—%
2022	—	345,000	—	345,000	4.3%
2023	—	—	—	—	—%
2024	610,862	—	—	610,862	7.5%
2025	2,369,189	—	—	2,369,189	29.4%
2026	844,273	2,500,000	—	3,344,273	41.4%
2027	997,076	—	—	997,076	12.4%
2028	—	—	—	—	—%
2029	—	—	—	—	—%
2030	—	—	—	—	—%
Thereafter	403,363	—	—	403,363	5.0%
	5,224,763	2,845,000	—	8,069,763	100.0%
Unamortized discounts on notes payable	(2,201)	(4,270)	—	(6,471)
Deferred financing costs, net	(13,328)	(27,282)	—	(40,610)
Total per Balance Sheet	$5,209,234	$2,813,448	$—	$8,022,682

(1)Assumes all extension options are exercised.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 15

Supplemental Schedule 2(d)

Cost to Maturity of Debt as of March 31, 2021
($ in thousands) (unaudited)

		Percentage of Weighted Average Debt Outstanding by Type				Weighted Average Cost by Instrument Type (3)
	Weighted Average	Issued	Issued		Total	Spread to	Fixed Cost		Total Debt
	Amount of	Floating	Floating		Fixed	LIBOR	of		Including
	Debt	and	but Swapped	Issued	or Swapped	For Floating	Interest Rate	Fixed Rate	Swap
	Outstanding (1)	Not Swapped	to Fixed	Fixed (2)	to Fixed	Rate Debt	Swaps	Debt	Impact (4)
2Q21-4Q21	$8,069,763	10.0%	68.4%	21.6%	90.0%	1.1%	2.5%	3.9%	3.5%
2022	7,738,940	14.9%	66.8%	18.3%	85.1%	1.1%	2.7%	4.0%	3.5%
2023	7,724,762	14.9%	66.9%	18.2%	85.1%	1.1%	2.8%	4.0%	3.5%
2024	7,688,044	15.4%	66.4%	18.2%	84.6%	1.1%	2.8%	4.0%	3.5%
2025	5,705,920	48.5%	27.0%	24.5%	51.5%	1.1%	3.0%	4.0%	2.7%
2026	1,633,585	14.3%	—%	85.7%	85.7%	1.0%	N/A	4.0%	3.6%
2027	840,437	—%	—%	100.0%	100.0%	N/A	N/A	3.9%	3.9%
2028	403,363	—%	—%	100.0%	100.0%	N/A	N/A	3.6%	3.6%

(1)In each period, represents March 31, 2021 debt that remains outstanding assuming all debt is held until final maturity with all extension options exercised.
(2)For the purposes of this table, IH 2019-1, a twelve-year secured term loan reaching final maturity in 2031 that bears interest at a fixed rate for the first 11 years and a floating rate in the twelfth year, is reflected as fixed rate debt.
(3)The Company received investment grade ratings from Fitch, Moody's, and S&P in April 2021, triggering an immediate reduction in the interest rate spread applicable to its unsecured facility. Weighted average cost of debt in this table is presented pro forma this spread reduction.
(4)Assumes March 31, 2021 LIBOR rate of 0.11% for all future periods.

Note: Schedule 2(d) is presented to show the estimated overall cost of Invitation Homes' debt, based on debt and interest rate swaps in place as of March 31, 2021, as well as the rate for 30-day LIBOR as of March 31, 2021. New debt not presented in this table may be issued, and/or existing debt presented in this table may be repaid prior to maturity. Similarly, new interest rate swaps may be put in place. 30-day LIBOR may also change or be replaced by other alternative benchmark rates. The aforementioned activities may change the amount of outstanding debt, the percentage of debt floating, swapped, or fixed, and/or the weighted average cost of debt and hedging instruments from what is presented in Schedule 2(d).

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 16

Supplemental Schedule 3(a)

Summary of Operating Information by Home Portfolio
($ in thousands) (unaudited)

Number of Homes, period-end	Q1 2021
Total portfolio	80,330
Same Store portfolio	72,926
Same Store % of Total	90.8%

Core Revenues	Q1 2021	Q1 2020	Change YoY
Total portfolio	$449,714	$429,748	4.6%
Same Store portfolio	412,442	403,636	2.2%

Core Operating Expenses	Q1 2021	Q1 2020	Change YoY
Total portfolio	$143,633	$146,875	(2.2)%
Same Store portfolio	132,179	135,174	(2.2)%

Net Operating Income	Q1 2021	Q1 2020	Change YoY
Total portfolio	$306,081	$282,873	8.2%
Same Store portfolio	280,263	268,462	4.4%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 17

Supplemental Schedule 3(b)

Same Store Portfolio Core Operating Detail
($ in thousands) (unaudited)

			Change		Change
	Q1 2021	Q1 2020	YoY	Q4 2020	Seq
Revenues:
Rental revenues (1)	$402,228	$389,647	3.2%	$397,483	1.2%
Other property income, net (1)(2)(3)	10,214	13,989	(27.0)%	9,182	11.2%
Core revenues	412,442	403,636	2.2%	406,665	1.4%

Fixed Expenses:
Property taxes	71,889	69,525	3.4%	70,863	1.4%
Insurance expenses	7,973	7,898	0.9%	7,781	2.5%
HOA expenses	8,170	8,193	(0.3)%	7,670	6.5%

Controllable Expenses:
Repairs and maintenance, net (4)	16,540	18,387	(10.0)%	18,986	(12.9)%
Personnel	15,237	15,173	0.4%	14,780	3.1%
Turnover, net (4)	6,805	8,682	(21.6)%	7,333	(7.2)%
Utilities and property administrative, net (4)	2,941	4,331	(32.1)%	2,918	0.8%
Leasing and marketing	2,624	2,985	(12.1)%	2,816	(6.8)%
Core Property operating and maintenance expenses	132,179	135,174	(2.2)%	133,147	(0.7)%

Net Operating Income	$280,263	$268,462	4.4%	$273,518	2.5%

(1)All rental revenues and other property income are reflected net of bad debt. Invitation Homes reserves residents' accounts receivables balances that are aged greater than 30 days as bad debt, under the rationale that a resident's security deposit should cover approximately the first 30 days of receivables. For all resident receivables balances aged greater than 30 days, the amount reserved as bad debt is 100% of outstanding receivables from the resident, less the amount of the resident's security deposit on hand. For the purpose of determining age of receivables, charges are considered to be due based on the terms of the original lease, not based on a payment plan if one is in place. Increases in bad debt against rental revenues were 198 basis point drag on year over year Same Store Core revenue growth in Q1 2021.
(2)In light of the COVID-19 pandemic, almost all late fees typically enforced in accordance with lease agreements were not enforced or collected since Q2 2020. Primarily due to this non-enforcement and non-collection of late fees in certain markets in the quarter, lower other property income, net, was a 94 basis point drag on year over year Same Store Core revenue growth in Q1 2021.
(3)Represents other property income net of all resident recoveries, which are reimbursements of charges for which residents are responsible. Same Store resident recoveries totaled $22,549, $18,935, and $22,109 for Q1 2021, Q1 2020, and Q4 2020, respectively.
(4)Expenses are presented net of applicable resident recoveries.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 18

Supplemental Schedule 3(c)

Same Store Quarterly Operating Trends
(unaudited)

	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020

Average occupancy	98.4%	98.2%	97.9%	97.5%	96.7%
Turnover rate	5.3%	5.6%	7.4%	7.0%	6.3%
Trailing four quarters turnover rate	25.3%	26.3%	N/A	N/A	N/A
Average monthly rent	$1,915	$1,899	$1,881	$1,868	$1,851
Rental rate growth (lease-over-lease):
Renewals	4.4%	3.8%	3.2%	3.5%	4.2%
New leases	7.9%	6.8%	5.6%	2.7%	1.8%
Blended	5.4%	4.8%	4.0%	3.2%	3.4%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 19

Supplemental Schedule 4

Wholly Owned Portfolio Characteristics — As of and for the Quarter Ended March 31, 2021 (1)
(unaudited)
				Average
	Number of	Average	Average	Monthly	Percent of
	Homes	Occupancy	Monthly Rent	Rent PSF	Revenue
Western United States:
Southern California	7,930	98.3%	$2,592	$1.53	12.6%
Northern California	4,235	98.7%	2,264	1.46	6.2%
Seattle	3,696	97.3%	2,324	1.21	5.6%
Phoenix	8,240	97.3%	1,545	0.93	8.5%
Las Vegas	3,010	97.8%	1,756	0.88	3.5%
Denver	2,372	94.7%	2,158	1.18	3.3%
Western US Subtotal	29,483	97.6%	2,101	1.21	39.7%

Florida:
South Florida	8,280	97.1%	2,263	1.21	12.2%
Tampa	8,217	97.1%	1,753	0.94	9.6%
Orlando	6,245	96.5%	1,760	0.95	7.3%
Jacksonville	1,872	98.2%	1,764	0.89	2.2%
Florida Subtotal	24,614	97.0%	1,928	1.03	31.3%

Southeast United States:
Atlanta	12,556	98.0%	1,600	0.78	13.2%
Carolinas	4,987	96.9%	1,666	0.78	5.4%
Southeast US Subtotal	17,543	97.7%	1,619	0.78	18.6%

Texas:
Houston	2,146	97.0%	1,607	0.83	2.3%
Dallas	2,808	94.3%	1,849	0.90	3.3%
Texas Subtotal	4,954	95.5%	1,742	0.87	5.6%

Midwest United States:
Chicago	2,604	98.2%	2,018	1.25	3.4%
Minneapolis	1,125	97.8%	1,970	1.00	1.4%
Midwest US Subtotal	3,729	98.1%	2,004	1.16	4.8%

Announced Market-in-Exit:
Nashville (2)	7	43.2%	2,466	0.88	—%

Total / Average	80,330	97.3%	$1,916	$1.03	100.0%
Same Store Total / Average	72,926	98.4%	$1,915	$1.03	91.7%

(1)All data is for the total wholly owned portfolio, unless otherwise noted.
(2)In December 2019, Invitation Homes announced a plan to fully exit the Nashville market, and sold 708 homes in Nashville in a bulk transaction. The Company is pursuing the sale of the remaining seven homes in the market as of March 31, 2021.
Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 20

Supplemental Schedule 5(a)

Same Store Core Revenue Growth Summary — YoY Quarter
($ in thousands, except avg. monthly rent) (unaudited)

		Avg. Monthly Rent			Average Occupancy			Core Revenue
YoY, Q1 2021	# Homes	Q1 2021	Q1 2020	Change	Q1 2021	Q1 2020	Change	Q1 2021	Q1 2020	Change
Western United States:
Southern California	7,636	$2,592	$2,484	4.3%	98.9%	97.0%	1.9%	$55,263	$56,056	(1.4)%
Northern California	3,878	2,250	2,154	4.5%	99.1%	97.7%	1.4%	25,083	25,057	0.1%
Seattle	3,269	2,308	2,269	1.7%	98.7%	96.7%	2.0%	21,827	22,152	(1.5)%
Phoenix	7,140	1,514	1,423	6.4%	98.7%	97.4%	1.3%	33,008	31,247	5.6%
Las Vegas	2,435	1,749	1,658	5.5%	98.5%	97.6%	0.9%	12,566	12,242	2.6%
Denver	1,823	2,115	2,038	3.8%	97.6%	97.0%	0.6%	11,596	11,245	3.1%
Western US Subtotal	26,181	2,101	2,010	4.5%	98.7%	97.2%	1.5%	159,343	157,999	0.9%

Florida:
South Florida	7,903	2,274	2,225	2.2%	97.7%	96.5%	1.2%	53,419	52,119	2.5%
Tampa	7,721	1,749	1,701	2.8%	98.1%	96.3%	1.8%	40,810	39,537	3.2%
Orlando	5,636	1,746	1,691	3.3%	97.8%	96.6%	1.2%	29,812	28,787	3.6%
Jacksonville	1,840	1,762	1,705	3.3%	98.8%	96.4%	2.4%	9,942	9,452	5.2%
Florida Subtotal	23,100	1,929	1,878	2.7%	98.0%	96.4%	1.6%	133,983	129,895	3.1%

Southeast United States:
Atlanta	11,596	1,596	1,538	3.8%	98.4%	96.1%	2.3%	55,058	52,927	4.0%
Carolinas	4,482	1,655	1,608	2.9%	98.4%	96.7%	1.7%	22,312	21,673	2.9%
Southeast US Subtotal	16,078	1,613	1,557	3.6%	98.4%	96.3%	2.1%	77,370	74,600	3.7%

Texas:
Houston	1,897	1,607	1,572	2.2%	97.8%	96.0%	1.8%	9,064	8,864	2.3%
Dallas	1,970	1,866	1,822	2.4%	98.0%	95.5%	2.5%	10,890	10,699	1.8%
Texas Subtotal	3,867	1,739	1,699	2.4%	97.9%	95.8%	2.1%	19,954	19,563	2.0%

Midwest United States:
Chicago	2,577	2,020	1,998	1.1%	98.8%	96.9%	1.9%	15,230	15,220	0.1%
Minneapolis	1,123	1,970	1,912	3.0%	98.0%	96.0%	2.0%	6,562	6,359	3.2%
Midwest US Subtotal	3,700	2,005	1,972	1.7%	98.6%	96.6%	2.0%	21,792	21,579	1.0%

Same Store Total / Average	72,926	$1,915	$1,851	3.5%	98.4%	96.7%	1.7%	$412,442	$403,636	2.2%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 21

Supplemental Schedule 5(a) (Continued)

Same Store Core Revenue Growth Summary — Sequential Quarter
($ in thousands, except avg. monthly rent) (unaudited)

		Avg. Monthly Rent			Average Occupancy			Core Revenue
Seq, Q1 2021	# Homes	Q1 2021	Q4 2020	Change	Q1 2021	Q4 2020	Change	Q1 2021	Q4 2020	Change
Western United States:
Southern California	7,636	$2,592	$2,565	1.1%	98.9%	98.6%	0.3%	$55,263	$54,892	0.7%
Northern California	3,878	2,250	2,226	1.1%	99.1%	98.9%	0.2%	25,083	24,748	1.4%
Seattle	3,269	2,308	2,309	—%	98.7%	98.5%	0.2%	21,827	22,053	(1.0)%
Phoenix	7,140	1,514	1,488	1.7%	98.7%	98.3%	0.4%	33,008	32,095	2.8%
Las Vegas	2,435	1,749	1,725	1.4%	98.5%	98.5%	—%	12,566	12,446	1.0%
Denver	1,823	2,115	2,102	0.6%	97.6%	97.4%	0.2%	11,596	11,297	2.6%
Western US Subtotal	26,181	2,101	2,079	1.1%	98.7%	98.5%	0.2%	159,343	157,531	1.2%

Florida:
South Florida	7,903	2,274	2,259	0.7%	97.7%	97.4%	0.3%	53,419	52,459	1.8%
Tampa	7,721	1,749	1,737	0.7%	98.1%	97.9%	0.2%	40,810	39,917	2.2%
Orlando	5,636	1,746	1,734	0.7%	97.8%	97.6%	0.2%	29,812	29,306	1.7%
Jacksonville	1,840	1,762	1,749	0.7%	98.8%	98.3%	0.5%	9,942	9,800	1.4%
Florida Subtotal	23,100	1,929	1,915	0.7%	98.0%	97.7%	0.3%	133,983	131,482	1.9%

Southeast United States:
Atlanta	11,596	1,596	1,581	0.9%	98.4%	98.1%	0.3%	55,058	54,142	1.7%
Carolinas	4,482	1,655	1,645	0.6%	98.4%	98.5%	(0.1)%	22,312	22,034	1.3%
Southeast US Subtotal	16,078	1,613	1,599	0.9%	98.4%	98.2%	0.2%	77,370	76,176	1.6%

Texas:
Houston	1,897	1,607	1,600	0.4%	97.8%	97.7%	0.1%	9,064	9,060	—%
Dallas	1,970	1,866	1,855	0.6%	98.0%	98.1%	(0.1)%	10,890	10,876	0.1%
Texas Subtotal	3,867	1,739	1,730	0.5%	97.9%	97.9%	—%	19,954	19,936	0.1%

Midwest United States:
Chicago	2,577	2,020	2,016	0.2%	98.8%	98.8%	—%	15,230	15,041	1.3%
Minneapolis	1,123	1,970	1,962	0.4%	98.0%	98.3%	(0.3)%	6,562	6,499	1.0%
Midwest US Subtotal	3,700	2,005	1,999	0.3%	98.6%	98.6%	—%	21,792	21,540	1.2%

Same Store Total / Average	72,926	$1,915	$1,899	0.8%	98.4%	98.2%	0.2%	$412,442	$406,665	1.4%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 22

Supplemental Schedule 5(b)

Same Store NOI Growth and Margin Summary — YoY Quarter
($ in thousands) (unaudited)

	Core Revenue			Core Operating Expenses			Net Operating Income			Core NOI Margin
YoY, Q1 2021	Q1 2021	Q1 2020	Change	Q1 2021	Q1 2020	Change	Q1 2021	Q1 2020	Change	Q1 2021	Q1 2020
Western United States:
Southern California	$55,263	$56,056	(1.4)%	$16,947	$17,556	(3.5)%	$38,316	$38,500	(0.5)%	69.3%	68.7%
Northern California	25,083	25,057	0.1%	6,978	7,235	(3.6)%	18,105	17,822	1.6%	72.2%	71.1%
Seattle	21,827	22,152	(1.5)%	6,093	5,861	4.0%	15,734	16,291	(3.4)%	72.1%	73.5%
Phoenix	33,008	31,247	5.6%	7,256	7,819	(7.2)%	25,752	23,428	9.9%	78.0%	75.0%
Las Vegas	12,566	12,242	2.6%	2,776	2,840	(2.3)%	9,790	9,402	4.1%	77.9%	76.8%
Denver	11,596	11,245	3.1%	2,288	2,132	7.3%	9,308	9,113	2.1%	80.3%	81.0%
Western US Subtotal	159,343	157,999	0.9%	42,338	43,443	(2.5)%	117,005	114,556	2.1%	73.4%	72.5%

Florida:
South Florida	53,419	52,119	2.5%	21,888	22,091	(0.9)%	31,531	30,028	5.0%	59.0%	57.6%
Tampa	40,810	39,537	3.2%	15,340	15,122	1.4%	25,470	24,415	4.3%	62.4%	61.8%
Orlando	29,812	28,787	3.6%	10,018	10,299	(2.7)%	19,794	18,488	7.1%	66.4%	64.2%
Jacksonville	9,942	9,452	5.2%	3,342	3,377	(1.0)%	6,600	6,075	8.6%	66.4%	64.3%
Florida Subtotal	133,983	129,895	3.1%	50,588	50,889	(0.6)%	83,395	79,006	5.6%	62.2%	60.8%

Southeast United States:
Atlanta	55,058	52,927	4.0%	16,598	17,251	(3.8)%	38,460	35,676	7.8%	69.9%	67.4%
Carolinas	22,312	21,673	2.9%	6,005	6,214	(3.4)%	16,307	15,459	5.5%	73.1%	71.3%
Southeast US Subtotal	77,370	74,600	3.7%	22,603	23,465	(3.7)%	54,767	51,135	7.1%	70.8%	68.5%

Texas:
Houston	9,064	8,864	2.3%	4,116	4,061	1.4%	4,948	4,803	3.0%	54.6%	54.2%
Dallas	10,890	10,699	1.8%	3,911	4,352	(10.1)%	6,979	6,347	10.0%	64.1%	59.3%
Texas Subtotal	19,954	19,563	2.0%	8,027	8,413	(4.6)%	11,927	11,150	7.0%	59.8%	57.0%

Midwest United States:
Chicago	15,230	15,220	0.1%	6,671	6,895	(3.2)%	8,559	8,325	2.8%	56.2%	54.7%
Minneapolis	6,562	6,359	3.2%	1,952	2,069	(5.7)%	4,610	4,290	7.5%	70.3%	67.5%
Midwest US Subtotal	21,792	21,579	1.0%	8,623	8,964	(3.8)%	13,169	12,615	4.4%	60.4%	58.5%

Same Store Total / Average	$412,442	$403,636	2.2%	$132,179	$135,174	(2.2)%	$280,263	$268,462	4.4%	68.0%	66.5%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 23

Supplemental Schedule 5(b) (Continued)

Same Store NOI Growth and Margin Summary — Sequential Quarter
($ in thousands) (unaudited)

	Core Revenue			Core Operating Expenses			Net Operating Income			Core NOI Margin
Seq, Q1 2021	Q1 2021	Q4 2020	Change	Q1 2021	Q4 2020	Change	Q1 2021	Q4 2020	Change	Q1 2021	Q4 2020
Western United States:
Southern California	$55,263	$54,892	0.7%	$16,947	$17,419	(2.7)%	$38,316	$37,473	2.2%	69.3%	68.3%
Northern California	25,083	24,748	1.4%	6,978	7,024	(0.7)%	18,105	17,724	2.1%	72.2%	71.6%
Seattle	21,827	22,053	(1.0)%	6,093	6,037	0.9%	15,734	16,016	(1.8)%	72.1%	72.6%
Phoenix	33,008	32,095	2.8%	7,256	6,874	5.6%	25,752	25,221	2.1%	78.0%	78.6%
Las Vegas	12,566	12,446	1.0%	2,776	2,829	(1.9)%	9,790	9,617	1.8%	77.9%	77.3%
Denver	11,596	11,297	2.6%	2,288	2,269	0.8%	9,308	9,028	3.1%	80.3%	79.9%
Western US Subtotal	159,343	157,531	1.2%	42,338	42,452	(0.3)%	117,005	115,079	1.7%	73.4%	73.1%

Florida:
South Florida	53,419	52,459	1.8%	21,888	21,597	1.3%	31,531	30,862	2.2%	59.0%	58.8%
Tampa	40,810	39,917	2.2%	15,340	15,039	2.0%	25,470	24,878	2.4%	62.4%	62.3%
Orlando	29,812	29,306	1.7%	10,018	10,104	(0.9)%	19,794	19,202	3.1%	66.4%	65.5%
Jacksonville	9,942	9,800	1.4%	3,342	3,203	4.3%	6,600	6,597	—%	66.4%	67.3%
Florida Subtotal	133,983	131,482	1.9%	50,588	49,943	1.3%	83,395	81,539	2.3%	62.2%	62.0%

Southeast United States:
Atlanta	55,058	54,142	1.7%	16,598	18,050	(8.0)%	38,460	36,092	6.6%	69.9%	66.7%
Carolinas	22,312	22,034	1.3%	6,005	5,716	5.1%	16,307	16,318	(0.1)%	73.1%	74.1%
Southeast US Subtotal	77,370	76,176	1.6%	22,603	23,766	(4.9)%	54,767	52,410	4.5%	70.8%	68.8%

Texas:
Houston	9,064	9,060	—%	4,116	4,157	(1.0)%	4,948	4,903	0.9%	54.6%	54.1%
Dallas	10,890	10,876	0.1%	3,911	4,071	(3.9)%	6,979	6,805	2.6%	64.1%	62.6%
Texas Subtotal	19,954	19,936	0.1%	8,027	8,228	(2.4)%	11,927	11,708	1.9%	59.8%	58.7%

Midwest United States:
Chicago	15,230	15,041	1.3%	6,671	6,799	(1.9)%	8,559	8,242	3.8%	56.2%	54.8%
Minneapolis	6,562	6,499	1.0%	1,952	1,959	(0.4)%	4,610	4,540	1.5%	70.3%	69.9%
Midwest US Subtotal	21,792	21,540	1.2%	8,623	8,758	(1.5)%	13,169	12,782	3.0%	60.4%	59.3%

Same Store Total / Average	$412,442	$406,665	1.4%	$132,179	$133,147	(0.7)%	$280,263	$273,518	2.5%	68.0%	67.3%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 24

Supplemental Schedule 5(c)

Same Store Lease-Over-Lease Rent Growth
(unaudited)

	Rental Rate Growth
	Q1 2021
	Renewal	New	Blended
	Leases	Leases	Average
Western United States:
Southern California	5.2%	8.5%	6.1%
Northern California	5.0%	8.4%	5.8%
Seattle	0.5%	10.6%	3.4%
Phoenix	7.1%	14.9%	9.2%
Las Vegas	7.2%	12.1%	8.8%
Denver	4.5%	5.7%	4.9%
Western US Subtotal	5.0%	10.3%	6.5%

Florida:
South Florida	4.3%	4.6%	4.4%
Tampa	3.7%	6.3%	4.6%
Orlando	3.7%	6.0%	4.5%
Jacksonville	3.4%	7.7%	4.8%
Florida Subtotal	3.9%	5.7%	4.5%

Southeast United States:
Atlanta	4.4%	11.6%	6.4%
Carolinas	4.4%	6.3%	5.0%
Southeast US Subtotal	4.4%	9.9%	6.0%

Texas:
Houston	3.2%	3.4%	3.2%
Dallas	4.3%	5.0%	4.5%
Texas Subtotal	3.7%	4.4%	3.9%

Midwest United States:
Chicago	2.7%	2.1%	2.6%
Minneapolis	4.6%	4.0%	4.5%
Midwest US Subtotal	3.2%	2.7%	3.1%

Same Store Total / Average	4.4%	7.9%	5.4%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 25

Supplemental Schedule 6

Same Store Cost to Maintain, net (1)
($ in thousands, except per home amounts) (unaudited)

Total ($ 000)	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
R&M OpEx, net	$16,540	$18,986	$24,606	$18,953	$18,387
Turn OpEx, net	6,805	7,333	9,223	7,946	8,682
Total recurring operating expenses, net	$23,345	$26,319	$33,829	$26,899	$27,069

R&M CapEx	$16,746	$20,419	$24,267	$19,445	$18,443
Turn CapEx	5,927	5,806	6,957	6,326	6,095
Total recurring capital expenditures	$22,673	$26,225	$31,224	$25,771	$24,538

R&M OpEx, net + R&M CapEx	$33,286	$39,405	$48,873	$38,398	$36,830
Turn OpEx, net + Turn CapEx	12,732	13,139	16,180	14,272	14,777
Total cost to maintain, net	$46,018	$52,544	$65,053	$52,670	$51,607

Per Home ($)	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
Total cost to maintain, net	$631	$721	$892	$722	$708

(1)Recurring R&M OpEx and Turn OpEx are presented net of applicable resident recoveries.

Total Wholly Owned Portfolio Capital Expenditure Detail
($ in thousands) (unaudited)

Total ($ 000)	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
Recurring CapEx	$24,454	$28,485	$33,861	$27,617	$25,988
Value Enhancing CapEx	8,945	10,459	10,286	10,611	10,165
Initial Renovation CapEx	19,320	28,539	13,385	21,023	30,149
Disposition CapEx	1,748	1,746	1,748	2,877	3,706
Total Capital Expenditures	$54,467	$69,229	$59,280	$62,128	$70,008

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 26

Supplemental Schedule 7

Adjusted Property Management and G&A Reconciliation
($ in thousands) (unaudited)

Adjusted Property Management Expense	Q1 2021	Q1 2020
Property management expense (GAAP)	$15,842	$14,372
Adjustments:
Share-based compensation expense	(1,174)	(833)
Adjusted property management expense	$14,668	$13,539

Adjusted G&A Expense	Q1 2021	Q1 2020
G&A expense (GAAP)	$16,950	$14,228
Adjustments:
Share-based compensation expense	(4,640)	(3,268)
Severance expense	(114)	—
Adjusted G&A expense	$12,196	$10,960

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 27

Supplemental Schedule 8

Acquisitions and Dispositions — Q1 2021
(unaudited)
	12/31/2020	Q1 2021 Acquisitions (1)		Q1 2021 Dispositions (2)		3/31/2021
	Homes	Homes	Avg. Estimated	Homes	Average	Homes
	Owned	Acq.	Cost Basis	Sold	Sales Price	Owned
Wholly Owned Portfolio
Western United States:
Southern California	7,951	1	$627,650	22	$600,136	7,930
Northern California	4,247	1	475,444	13	424,635	4,235
Seattle	3,669	32	460,075	5	500,400	3,696
Phoenix	8,172	80	382,323	12	223,591	8,240
Las Vegas	3,006	6	369,215	2	293,500	3,010
Denver	2,348	36	447,778	12	327,867	2,372
Western US Subtotal	29,393	156	415,043	66	430,754	29,483

Florida:
South Florida	8,324	7	270,621	51	311,878	8,280
Tampa	8,192	50	302,083	25	226,938	8,217
Orlando	6,217	44	320,757	16	184,161	6,245
Jacksonville	1,868	5	310,717	1	283,000	1,872
Florida Subtotal	24,601	106	308,164	93	266,761	24,614

Southeast United States:
Atlanta	12,555	22	287,197	21	235,215	12,556
Carolinas	4,934	60	301,762	7	279,400	4,987
Southeast US Subtotal	17,489	82	297,854	28	246,261	17,543

Texas:
Houston	2,155	1	243,501	10	190,982	2,146
Dallas	2,767	56	289,187	15	197,010	2,808
Texas Subtotal	4,922	57	288,385	25	194,599	4,954

Midwest United States:
Chicago	2,630	—	—	26	247,992	2,604
Minneapolis	1,126	—	—	1	350,000	1,125
Midwest US Subtotal	3,756	—	—	27	251,770	3,729

Announced Market-in-Exit:
Nashville (3)	16	—	—	9	365,499	7

Total / Average	80,177	401	$344,823	248	$302,767	80,330

Joint Venture Portfolio
Rockpoint Joint Venture (4)	140	295	$319,762	—	$—	435
FNMA Joint Venture (5)	571	—	—	17	$376,198	554

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 28

(1)Estimated stabilized cap rates on wholly owned acquisitions during the quarter averaged 5.4%. Stabilized cap rate represents forecast nominal NOI for the 12 months following stabilization, divided by estimated cost basis.
(2)Cap rates on wholly owned dispositions during the quarter averaged 1.9%. Disposition cap rate represents actual NOI recognized in the 12 months prior to the month of disposition, divided by sales price.
(3)In December 2019, Invitation Homes announced a plan to fully exit the Nashville market, and sold 708 homes in Nashville in a bulk transaction. The Company is pursuing the sale of the remaining seven homes in the market as of March 31, 2021.
(4)Represents portfolio in the Company's unconsolidated joint venture with Rockpoint Group, of which Invitation Homes owns 20%.
(5)Represents portfolio in the Company's unconsolidated joint venture with Federal National Mortgage Association, of which Invitation Homes owns 10%.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 29

Glossary and Reconciliations

Average Estimated Cost Basis
Average estimated cost basis on acquisition represents the sum of purchase price, any closing adjustments, and estimated initial renovation expenditure for an acquired home or population of homes.

Average Monthly Rent
Average monthly rent represents average monthly rental income per home for occupied properties in an identified population of homes over the measurement period, and reflects the impact of non-service rental concessions and contractual rent increases amortized over the life of the lease.

Average Occupancy
Average occupancy for an identified population of homes represents (i) the total number of days that the homes in such population were occupied during the measurement period, divided by (ii) the total number of days that the homes in such population were owned during the measurement period.

Core NOI Margin
Core NOI margin for an identified population of homes is calculated by dividing NOI by Core revenues attributable to such population.

Core Operating Expenses
Core operating expenses for an identified population of homes reflect property operating and maintenance expenses, excluding any expenses recovered from residents.

Core Revenues
Core revenues for an identified population of homes reflects total revenues, net of any resident recoveries.

Cost to Maintain, net
Cost to maintain, net a home represents the sum of the expensed and capitalized portions of recurring repairs & maintenance and turn spend, net of resident reimbursements, as indicated in tables presented, not including the internal labor associated with such work.

Disposition CapEx
Disposition CapEx represents expenditures related to the preparation of a home for disposition after the prior tenant has moved out of the home.

EBITDA, EBITDAre, and Adjusted EBITDAre
EBITDA, EBITDAre, and Adjusted EBITDAre are supplemental, non-GAAP measures often utilized to evaluate the performance of real estate companies. We define EBITDA as net income or loss computed in accordance with accounting principles generally accepted in the United States (“GAAP”) before the following items: interest expense; income tax expense; depreciation and amortization; and adjustments for unconsolidated joint ventures. National Association of Real Estate Investment Trusts ("Nareit") recommends as a best practice that REITs that report an EBITDA performance measure also report EBITDAre. We define EBITDAre, consistent with the Nareit definition, as EBITDA, further adjusted for gain on sale of property, net of tax and impairment on depreciated real estate investments. Adjusted EBITDAre is defined as EBITDAre before the following items: share-based compensation expense; severance; casualty (gains) losses, net; unrealized (gains) losses on investments in equity securities; and other income and expenses. EBITDA, EBITDAre, and Adjusted EBITDAre are used as supplemental financial performance measures by management and by external users of our financial statements, such as investors and commercial banks. Set forth below is additional detail on how management uses EBITDA, EBITDAre, and Adjusted EBITDAre as measures of performance.

The GAAP measure most directly comparable to EBITDA, EBITDAre, and Adjusted EBITDAre is net income or loss. EBITDA, EBITDAre, and Adjusted EBITDAre are not used as measures of our liquidity and should not be considered alternatives to net income
Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 30 or loss or any other measure of financial performance presented in accordance with GAAP. Our EBITDA, EBITDAre, and Adjusted EBITDAre may not be comparable to the EBITDA, EBITDAre, and Adjusted EBITDAre of other companies due to the fact that not all companies use the same definitions of EBITDA, EBITDAre, and Adjusted EBITDAre. Accordingly, there can be no assurance that our basis for computing these non-GAAP measures is comparable with that of other companies. See "Reconciliation of Non-GAAP Measures" below for a reconciliation of GAAP net income to EBITDA, EBITDAre, and Adjusted EBITDAre.

Funds from Operations (FFO), Core Funds from Operations (Core FFO), and Adjusted Funds from Operations (AFFO)
FFO, Core FFO, and Adjusted FFO are supplemental, non-GAAP measures often utilized to evaluate the performance of real estate companies. FFO is defined by Nareit as net income or loss (computed in accordance with GAAP) excluding gains or losses from sales of previously depreciated real estate assets, plus depreciation, amortization and impairment of real estate assets, and adjustments for unconsolidated joint ventures. In calculating per share amounts, Core FFO and AFFO reflect convertible debt securities in the form in which they were outstanding during the period.

We believe that FFO is a meaningful supplemental measure of the operating performance of our business because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure as it excludes historical cost depreciation and amortization, impairment on depreciated real estate investments, gains or losses related to sales of previously depreciated homes, as well non-controlling interests, from GAAP net income or loss.

The GAAP measure most directly comparable to Core FFO and Adjusted FFO is net income or loss. Core FFO and Adjusted FFO are not used as measures of our liquidity and should not be considered alternatives to net income or loss or any other measure of financial performance presented in accordance with GAAP. Our Core FFO and Adjusted FFO may not be comparable to the Core FFO and Adjusted FFO of other companies due to the fact that not all companies use the same definition of Core FFO and Adjusted FFO. Accordingly, there can be no assurance that our basis for computing this non-GAAP measures is comparable with that of other companies. See "Reconciliation of FFO, Core FFO, and Adjusted FFO" for a reconciliation of GAAP net income to FFO, Core FFO, and Adjusted FFO.

Initial Renovation CapEx
Initial renovation CapEx represents expenditures related to the first post-acquisition renovation of a home to bring the home to Invitation Homes standards and specifications.

Net Operating Income (NOI)
NOI is a non-GAAP measure often used to evaluate the performance of real estate companies. We define NOI for an identified population of homes as rental revenues and other property income less property operating and maintenance expense (which consists primarily of property taxes, insurance, HOA fees (when applicable), market-level personnel expenses, repairs and maintenance, leasing costs, and marketing expense). NOI excludes: interest expense; depreciation and amortization; property management expense; general and administrative expense; impairment and other; gain on sale of property, net of tax; unrealized gains (losses) on investments in equity securities; other income and expenses; joint venture management fees; and income from investments in unconsolidated joint ventures.

The GAAP measure most directly comparable to NOI is net income or loss. NOI is not used as a measure of liquidity and should not be considered as an alternative to net income or loss or any other measure of financial performance presented in accordance with GAAP. Our NOI may not be comparable to the NOI of other companies due to the fact that not all companies use the same definition of NOI. Accordingly, there can be no assurance that our basis for computing this non-GAAP measure is comparable with that of other companies.

We believe that Same Store NOI is also a meaningful supplemental measure of our operating performance for the same reasons as NOI and is further helpful to investors as it provides a more consistent measurement of our performance across reporting periods by reflecting NOI for homes in our Same Store portfolio.

See "Reconciliation of Non-GAAP Measures" below for a reconciliation of GAAP net income to NOI for our total portfolio and NOI for our Same Store portfolio.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 31

PSF
PSF means per square foot.

Recurring Capital Expenditures or Recurring CapEx
Recurring Capital Expenditures or Recurring CapEx represents general replacements and expenditures required to preserve and maintain the value and functionality of a home and its systems as a single-family rental.

Rental Rate Growth
Rental rate growth for any home represents the percentage difference between the monthly rent from an expiring lease and the monthly rent from the next lease, and, in each case, reflects the impact of any amortized non-service rent concessions and amortized contractual rent increases. Leases are either renewal leases, where our current resident chooses to stay for a subsequent lease term, or a new lease, where our previous resident moves out and a new resident signs a lease to occupy the same home.

Revenue Collections as a Percentage of Billings
Revenue collections as a percentage of billings represents the total cash received in a given period for rental revenues and other property income (including receipt of late payments that were billed in prior months) divided by the total amounts billed in that period. When a payment plan is in place with a resident, amounts are considered to be billed at the time they would have been billed based on the terms of the original lease, not the terms of the payment plan. "Historical average" revenue collections as a percentage of billings refer to revenue collections as a percentage of billings for the period from October 2019 through and including March 2020.

Same Store / Same Store Portfolio
Same Store or Same Store portfolio includes, for a given reporting period, wholly owned homes that have been stabilized and seasoned, excluding homes that have been sold, homes that have been identified for sale to an owner occupant and have become vacant, homes that have been deemed inoperable or significantly impaired by casualty loss events or force majeure, homes acquired in portfolio transactions that are deemed not to have undergone renovations of sufficiently similar quality and characteristics as the existing Invitation Homes Same Store portfolio, and homes in markets that the Company has announced an intent to exit where the Company no longer operates a significant number of homes.

Homes are considered stabilized if they have (i) completed an initial renovation and (ii) entered into at least one post-initial renovation lease. An acquired portfolio that is both leased and deemed to be of sufficiently similar quality and characteristics as the existing Invitation Homes Same Store portfolio may be considered stabilized at the time of acquisition.

Homes are considered to be seasoned once they have been stabilized for at least 15 months prior to January 1st of the year in which the Same Store portfolio was established.

We believe presenting information about the portion of our portfolio that has been fully operational for the entirety of a given reporting period and its prior year comparison period provides investors with meaningful information about the performance of our comparable homes across periods and about trends in our organic business.

Total Homes / Total Portfolio
Total homes or total portfolio refers to the total number of homes owned, whether or not stabilized, and excludes any properties previously acquired in purchases that have been subsequently rescinded or vacated. Unless otherwise indicated, total homes or total portfolio refers to the wholly owned homes and excludes homes owned in joint ventures.

Turnover Rate
Turnover rate represents the number of instances that homes in an identified population become unoccupied in a given period, divided by the number of homes in such population.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 32

Unsecured Facility Covenants
Unsecured facility covenants refer to financial and operating requirements that the Company must meet with respect to its $1,000 million revolving credit facility (the "Revolving Facility") and its $2,500 million term loan facility (the "Term Loan Facility") (together, the "Credit Facility"), as set forth in the Company's Amended and Restated Revolving Credit and Term Loan Agreement dated December 8, 2020 (the "Unsecured Credit Agreement"). The metrics provided under the "Unsecured Facility Covenant Compliance" heading on Supplemental Schedule 2(b) show the Company's compliance with certain covenants that the Company believes are its most restrictive financial covenants, including: total leverage ratio, secured leverage ratio, unencumbered leverage ratio, fixed charge coverage ratio, and unsecured interest coverage ratio.

Total leverage ratio represents (i) total outstanding indebtedness (including the Company's pro rata share of debt in unconsolidated entities), as defined by the Unsecured Credit Agreement, divided by (ii) total asset value (including the Company's pro rata share of assets in unconsolidated entities), as defined in the Unsecured Credit Agreement. For the purpose of calculating total asset value under the terms of the Unsecured Credit Agreement, properties owned for at least one year are valued by dividing NOI by a 6% capitalization rate (the market standard for residential loans), and properties owned for less than one year are valued at either their gross book value or by dividing NOI by a 6% capitalization rate.

Secured leverage ratio represents (i) total outstanding secured indebtedness (including the Company's pro rata share of secured debt in unconsolidated entities), as defined by the Unsecured Credit Agreement, divided by (ii) total asset value (including the Company's pro rata share of assets in unconsolidated entities), as defined in the Unsecured Credit Agreement. For the purpose of calculating total asset value under the terms of the Unsecured Credit Agreement, properties owned for at least one year are valued by dividing NOI by a 6% capitalization rate (the market standard for residential loans), and properties owned for less than one year are valued at either their gross book value or by dividing NOI by a 6% capitalization rate.

Unencumbered leverage ratio represents (i) total outstanding unsecured indebtedness (including the Company's pro rata share of unsecured debt in unconsolidated entities), as defined by the Unsecured Credit Agreement, divided by (ii) unencumbered asset value, as defined in the Unsecured Credit Agreement. For the purpose of calculating unencumbered asset value under the terms of the Unsecured Credit Agreement, properties owned for at least one year are valued by dividing NOI by a 6% capitalization rate (the market standard for residential loans), and properties owned for less than one year are valued at either their gross book value or by dividing NOI by a 6% capitalization rate.

Fixed charge coverage ratio represents (i) the trailing four quarters' EBITDA (including the Company's pro rata share of EBITDA from unconsolidated entities), as defined by the Unsecured Credit Agreement, divided by (ii) the trailing four quarters' fixed charges (including the Company's pro rata share of fixed charges in unconsolidated entities), as defined in the Unsecured Credit Agreement. Fixed charges include cash interest expense, regularly scheduled principal payments, and preferred stock or preferred OP unit dividends.

Unsecured interest coverage ratio represents (i) the trailing four quarters' unencumbered NOI, as defined by the Unsecured Credit Agreement, divided by (ii) the trailing four quarters' total unsecured interest expense (including the Company's pro rata share of interest expense from unsecured debt in unconsolidated entities), as defined in the Unsecured Credit Agreement.

The metrics set forth under the "Unsecured Facility Covenant Compliance" heading on Supplemental Schedule 2(b), and described above, are provided only to show the Company's compliance with these covenants. These metrics should not be used for any other purpose, including without limitation to evaluate the Company's financial condition or results of operations, nor do they indicate the Company's covenant compliance as of any other date or for any other period. These metrics, or components of these metrics described above, may be defined differently in the Unsecured Credit Agreement than similarly named metrics are defined by the Company in its Earnings Release and Supplemental Information for the purposes of evaluating its financial conditions or results of operations. For a more complete and detailed description of the covenants contained in the Company's Unsecured Credit Agreement, see Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-38004) filed on December 9, 2020.
The breach of any of the covenants set forth in the Unsecured Credit Agreement could result in a default of the Company's indebtedness related to its Revolving Facility and Term Loan Facility, which could cause those obligations to become due and payable. The Company's ability to comply with these covenants may be affected by changes in the Company's operating and financial performance, changes in general business and economic conditions, adverse regulatory developments, or other events adversely impacting it. If any of the Company's indebtedness is accelerated, the Company may not be able to repay it. For risks related to failure to comply with
Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 33 covenants, see Part I. Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, as such factors may be updated from time to time in our periodic filings with the SEC.

Value Enhancing CapEx
Value enhancing CapEx represents re-investment in stabilized homes, above and beyond general replacements to preserve and maintain the value and functionality of a home, for the purpose of enhancing expected risk-adjusted returns.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 34

Reconciliation of Total Revenues to Same Store Total Revenues and Same Store Core Revenues, Quarterly
(in thousands) (unaudited)

	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
Total revenues (total portfolio)	$475,225	$464,100	$459,184	$449,755	$449,789
Joint venture management fees	(771)	—	—	—	—
Total portfolio resident recoveries	(24,740)	(23,885)	(23,675)	(20,157)	(20,041)
Total Core revenues (total portfolio)	449,714	440,215	435,509	429,598	429,748
Non-Same Store Core revenues	(37,272)	(33,550)	(31,211)	(29,558)	(26,112)
Same Store Core revenues	$412,442	$406,665	$404,298	$400,040	$403,636

Reconciliation of Property Operating and Maintenance to Same Store Operating Expenses and Same Store Core Operating Expenses, Quarterly
(in thousands) (unaudited)

	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
Property operating and maintenance expenses (total portfolio)	$168,373	$168,628	$177,997	$167,002	$166,916
Total portfolio resident recoveries	(24,740)	(23,885)	(23,675)	(20,157)	(20,041)
Core Property operating and maintenance expenses (total portfolio)	143,633	144,743	154,322	146,845	146,875
Non-Same Store Core operating expenses	(11,454)	(11,596)	(11,360)	(11,414)	(11,701)
Same Store Core operating expenses	$132,179	$133,147	$142,962	$135,431	$135,174

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 35

Reconciliation of Net Income to NOI and Same Store NOI, Quarterly
(in thousands) (unaudited)

	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
Net income available to common stockholders	$57,272	$70,586	$32,540	$42,784	$49,854
Net income available to participating securities	95	113	114	119	102
Non-controlling interests	355	431	211	275	320
Interest expense	83,406	95,382	87,713	86,071	84,757
Depreciation and amortization	144,501	142,090	138,147	137,266	135,027
Property management expense	15,842	14,888	14,824	14,529	14,372
General and administrative	16,950	16,679	17,972	14,426	14,228
Impairment and other	356	(3,974)	1,723	(180)	3,127
Gain on sale of property, net of tax	(14,484)	(13,121)	(15,106)	(11,167)	(15,200)
Unrealized (gains) losses on investments in equity securities	3,140	(29,689)	—	—	(34)
Other, net	(230)	2,087	3,049	(1,370)	(3,680)
Joint venture management fees	(771)	—	—	—	—
Income from investments in unconsolidated joint ventures	(351)	—	—	—	—
NOI (total portfolio)	306,081	295,472	281,187	282,753	282,873
Non-Same Store NOI	(25,818)	(21,954)	(19,851)	(18,144)	(14,411)
Same Store NOI	$280,263	$273,518	$261,336	$264,609	$268,462

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 36

Reconciliation of Net Income to EBITDA, EBITDAre, and Adjusted EBITDAre
(in thousands, unaudited)
			Trailing Twelve Months (TTM) Ended
	Q1 2021	Q1 2020	March 31, 2021	December 31, 2020
Net income available to common stockholders	$57,272	$49,854	$203,182	$195,764
Net income available to participating securities	95	102	441	448
Non-controlling interests	355	320	1,272	1,237
Interest expense	83,406	84,757	352,572	353,923
Interest expense in unconsolidated joint ventures	74	—	74	—
Depreciation and amortization	144,501	135,027	562,004	552,530
Depreciation and amortization of real estate assets in unconsolidated joint ventures	104	—	104	—
EBITDA	285,807	270,060	1,119,649	1,103,902
Gain on sale of property, net of tax	(14,484)	(15,200)	(53,878)	(54,594)
Impairment on depreciated real estate investments	431	2,471	2,538	4,578
Net gain on sale of investments in unconsolidated joint ventures	(336)	—	(336)	—
EBITDAre	271,418	257,331	1,067,973	1,053,886
Share-based compensation expense	5,814	4,101	18,803	17,090
Severance	114	—	715	601
Casualty (gains) losses, net	(75)	656	(4,613)	(3,882)
Unrealized (gains) losses on investments in equity securities	3,140	(34)	(26,549)	(29,723)
Other, net	(230)	(3,680)	3,536	86
Adjusted EBITDAre	$280,181	$258,374	$1,059,865	$1,038,058

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 37

Reconciliation of Net Debt / Trailing Twelve Months (TTM) Adjusted EBITDAre
(in thousands, except for ratio) (unaudited)

	As of		As of
	March 31, 2021		December 31, 2020
Mortgage loans, net	$4,808,085		$4,820,098
Secured term loan, net	401,149		401,095
Term loan facility, net	2,472,718		2,470,907
Revolving facility	—		—
Convertible senior notes, net	340,730		339,404
Total Debt per Balance Sheet	8,022,682		8,031,504
Retained and repurchased certificates	(246,798)		(247,526)
Cash, ex-security deposits and letters of credit (1)	(247,041)		(250,204)
Deferred financing costs, net	40,610		43,396
Unamortized discounts on note payable	6,471		7,885
Net Debt (A)	$7,575,924		$7,585,055

	For the Trailing Twelve		For the Trailing Twelve
	Months (TTM) Ended		Months (TTM) Ended
	March 31, 2021		December 31, 2020
Adjusted EBITDAre (B)	$1,059,865		$1,038,058

Net Debt / TTM Adjusted EBITDAre (A / B)	7.1	x	7.3	x

(1)Represents cash and cash equivalents and the portion of restricted cash that excludes security deposits and letters of credit.

Components of Non-Cash Interest Expense (Wholly Owned)
(in thousands) (unaudited)

	Q1 2021	Q1 2020
Amortization of discounts on notes payable	$1,414	$1,348
Amortization of deferred financing costs	3,510	7,952
Change in fair value of interest rate derivatives	31	13
Amortization of swap fair value at designation	3,591	1,078
Total non-cash interest expense	$8,546	$10,391

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q1 2021 Earnings Release and Supplemental Information — page 38